UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

 (Amendment No. 1)*
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PROFESSIONAL DIVERSITY NETWORK, INC.
(Name of Issuer)
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COMMON STOCK, PAR VALUE $0.01
(Title of Class of Securities)
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74312Y202
(CUSIP Number)
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May 16, 2017
(Date of Event which Requires Filing of this Statement)
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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
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       [_] Rule 13d-1(b)
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       [X] Rule 13d-1(c)
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       [_] Rule 13d-1(d)
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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
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The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the?Notes).
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SCHEDULE 13G
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CUSIP No.
74312Y202
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1
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Names of Reporting Persons
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Ahmed Alomari
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2
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Check the appropriate box if a member of a Group (see instructions)
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(a)??[ ]
(b)??[ ]
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3
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Sec Use Only
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4
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Citizenship or Place of Organization
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United States of America
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Number of Shares Beneficially Owned by Each Reporting Person With:
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5
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    Sole Voting Power
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    286,326
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6
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    Shared Voting Power
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    0
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7
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    Sole Dispositive Power
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    286,326
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8
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    Shared Dispositive Power
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    0
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9
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Aggregate Amount Beneficially Owned by Each Reporting Person
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286,326
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10
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Check box if the aggregate amount in row (9) excludes
certain shares (See Instructions)
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11
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Percent of class represented by amount in row (9)
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7.3% (Based on 3,934,616 shares outstanding of the registrant?s common stock as of May 11, 2017, as stated in the Issuer?s Form
10-Q filed on May 15, 2017)
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12
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Type of Reporting Person (See Instructions)
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IN
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Item 1.
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(a) Name of Issuer:
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Professional Diversity Network, Inc. (?Issuer?)
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(b) Address of Issuer?s Principal Executive Offices:
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801 W. Adams Street, Suite 600
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Chicago, IL 60607
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Item 2.
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(a) Name of Person Filing:
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The statement is filed on behalf of Ahmed Alomari (the ?Reporting Person?).
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(b) Address of Principal Business Office or, if None, Residence:
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3901 W Charleston Blvd #200, Las Vegas, NV 89102
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(c) Citizenship:
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Ahmed Alomari is a citizen of the United States.
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(d) Title and Class of Securities:
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Common Stock, par value $0.01
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(e) CUSIP No.:?????????????????????????????????74312Y202
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Item 3.? If this statement is filed pursuant to ?? 240.13d-1(b)
or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.
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Item 4.? Ownership
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(a)? Amount Beneficially Owned:?286,326
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(b)? Percent of Class:?7.3% (Based on 3,934,616 shares outstanding of the registrant?s common stock as of May 11, 2017, as stated in the Issuer?s Form 10-Q filed on May 15, 2017)
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(c)? Number of shares as to which such person has:
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(i) Sole power to vote or to direct the vote: 286,326
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(ii) Shared power to vote or to direct the vote: 0
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(iii) Sole power to dispose or to direct the disposition of: 286,326
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(iv) Shared power to dispose or to direct the disposition of: 0
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Item 5. Ownership?of Five Percent or Less of a Class.
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Not Applicable.
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Item 6.?Ownership of more than Five Percent on Behalf of Another Person.?
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Not Applicable.
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Item 7.? Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.
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Not Applicable.
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Item 8.? Identification and classification of members of the group.
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Not Applicable.
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Item 9.? Notice of Dissolution of Group.
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Not Applicable.
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Item 10.? Certifications.
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By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
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After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
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?Dated:??May 18, 2017
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       By:?????????/s/ Ahmed Alomari________________
?		Ahmed Alomari
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